Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 13, 2025)	Registration No. 333-286373

Aebi Schmidt Holding AG

This prospectus supplement (the “Prospectus Supplement”) updates, amends and supplements the prospectus, dated May 13, 2025 (as supplemented by Prospectus Supplement No. 1 and Prospectus Supplement No. 2, the “Prospectus”), which forms a part of the Registration Statement on Form S-4 (Registration No. 333-286373) (the “Registration Statement”) of Aebi Schmidt Holdings AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 4, 2025, and as amended on May 5, 2025 and May 12, 2025. To the extent that information in this Prospectus Supplement differs from, or updates information contained in, the Prospectus, the information in this Prospectus Supplement shall supersede or supplement the information in the Prospectus. Except as otherwise described in this Prospectus Supplement or the documents referred to, contained in or incorporated by reference in this Prospectus Supplement, the Prospectus, the annexes to the Prospectus and the documents referred to, contained in or incorporated by reference in the Prospectus are not otherwise modified, supplemented or amended.  Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on June 18, 2025 with respect to certain equity incentive grants. Accordingly, we have attached that Form 8-K to this Prospectus Supplement.

This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus. Please keep this Prospectus Supplement with your Prospectus for future reference.

Investing in Aebi Schmidt’s securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Prospectus Supplement or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 18, 2025.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2025

AEBI SCHMIDT HOLDING AG
(Exact Name of Registrant as Specified in Its Charter)

Switzerland	001-42663	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Schulstrasse 4 Frauenfeld, Switzerland	CH-8500
(Address of Principal Executive Offices)	(Zip Code)

+41 44-308-5800
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act(1):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock(1)	AEBI(1)	The NASDAQ Stock Market LLC(1)

(1)
No stock is currently trading, listed or registered pursuant to Section 12(b) of the Act.  While the trading symbol is approved, the actual listing of the stock and registration pursuant to Section 12(b) of the Act is pending the Closing of the Proposed Transaction, as each is defined and described in Aebi Schmidt Holding AG’s registration statement on Form S-4 filed with the SEC, as amended subsequently amended (and which is available at https://www.sec.gov/Archives/edgar/data/2048519/000114036125018415/ny20046461x4_s4a.htm).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2024, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), entered into that certain Agreement and Plan of Merger (as amended, restated or otherwise modified from time to time, the “Merger Agreement”), dated as of December 16, 2024, by and among The Shyft Group, Inc., a Michigan corporation (“Shyft”), Aebi Schmidt, ASH US Group, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and a direct, wholly owned subsidiary of Holdco (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Shyft (such transaction, the “Merger”), with Shyft surviving the Merger as a direct, wholly-owned subsidiary of Holdco and as an indirect, wholly-owned subsidiary of Aebi Schmidt.

In connection with the Merger, Aebi Schmidt filed a registration statement on Form S-4 (Registration No. 333-286373) with the Securities and Exchange Commission (the “SEC”) on April 4, 2025, as subsequently amended (the “Registration Statement”). The Merger Agreement is attached as Annex A to the proxy statement/prospectus forming a part of the Registration Statement. The information contained in this Current Report on Form 8-K (this “Current Report”) should be read in conjunction with the Registration Statement, which should be read in its entirety. Capitalized terms used but not defined in this Current Report have the meanings attributed to them in the Registration Statement.

Aebi Schmidt’s Board has determined that it would be in the best interest of the Combined Company and its shareholders to grant additional bonus compensation in the form of stock awards with respect to up to 250,000 shares of Aebi Schmidt Common Stock in the aggregate (such numbers taking into effect the 1 to 7.5 stock split of the Aebi Schmidt Common Stock to be effected prior to the Closing) (the “Retention Awards”) to members of Aebi Schmidt’s executive board and/or other senior executives of Aebi Schmidt and its group companies (collectively, “Aebi Schmidt Group”), as determined by Aebi Schmidt’s Board in its discretion.  The Retention Awards are intended to (i) reward the exceptional performance of Aebi Schmidt Group’s senior executives over recent months in light of their substantial workload, (ii) help retain the services of such executives by incentivizing them to continue to serve with the Combined Company following the Merger, and (iii) better align the interests of those executives with those of the Combined Company’s shareholders by increasing their equity stake in the Combined Company.

Of the Retention Awards, Aebi Schmidt’s Board has determined to grant to its “named executive officers” an aggregate of 110,000 shares of Aebi Schmidt Common Stock (such numbers taking into effect the 1 to 7.5 stock split of the Aebi Schmidt Common Stock to be effected prior to the Closing), as noted below:

Barend Fruithof:  30,000 shares of Aebi Schmidt Common Stock.

Steffen Schewerda:  50,000 shares of Aebi Schmidt Common Stock.

Thomas Schenkirsch:  30,000 shares of Aebi Schmidt Common Stock.

The Retention Awards will be granted prior to the Closing through issuing new shares of Aebi Schmidt Common Stock to the applicable persons.  The Retention Awards will be subject to a lockup and clawback period which will expire on the third anniversary of the date of grant (the “Lock-up Release Date”). If a grantee’s employment with Aebi Schmidt Group terminates on or prior to the Lock-up Release Date as the result of the grantee’s resignation for any reason or a termination by the Company for gross misconduct, or if the grantee fails to satisfy certain other conditions, the grantee’s Retention Award will be forfeited and the grantee will be required to surrender the Aebi Schmidt Common Stock received under the Retention Award in full. If Aebi Schmidt Group terminates a grantee’s employment for a reason other than gross misconduct before the Lock-up Release Date, the grantee will remain entitled to the Retention Award if all other conditions are met, and the shares of Aebi Schmidt Common Stock will vest upon the grantee’s termination of employment.

The foregoing is only a summary of the terms of the Retention Awards and is qualified in its entirety by the form of grant agreement for the Retention Awards, which will be filed as an exhibit to Aebi Schmidt’s first Quarterly Report on Form 10-Q filed on or after the date of such grants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Aebi Schmidt Holding AG has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2025	AEBI SCHMIDT HOLDING AG
	By:	/s/ Barend Fruithof
	Name:	Barend Fruithof
	Title:	Group CEO
	By:	/s/ Thomas Schenkirsch
	Name:	Thomas Schenkirsch
	Title:	Head Group Strategic Development